UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

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                           FORM 12b-25
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                   NOTIFICATION OF LATE FILING
                                                  SEC FILE NUMBER
                                                  Commission File Number 0-28514

                           (Check One):

 [ ] Form 10-K and Form 10-KSB   [ ] Form 20-F  [ ] Form 11-K
 [X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR


 For the Period Ended: October 31, 2003

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     Nothing in this Form shall be construed to imply that the
Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                                  Not Applicable

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant      TREASURY INTERNATIONAL, INC.

Former Name if Applicable    N/A

                             422 Montana Avenue
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          Address of Principal Executive Office (Street and Number)

                             Libby, Montana  59923
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                          City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)
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     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed:
(Check box if appropriate)

     |    (a)  The reasons described in reasonable detail in Part
     |    III of this form could not be eliminated without
     |    unreasonable effort or expense;
     |
     |    (b)  The subject annual report, semi-annual report, or
     |    transition report or portion thereof will be filed on
     |    or before the fifteenth calendar day following the
[X]  |    prescribed due date; or the subject quarterly report or
     |    transition report on Form l0-Q or portion thereof will
     |    be filed on or before the fifth calendar day following
     |    the prescribed due date; and
     |
     |    (c)  The accountant's statement or other exhibit
     |    required by Rule 12b-25(c) has been attached if
     |    applicable.


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Part III - Narrative
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     State below in reasonable detail the reasons why the Form
10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Registrant's requires additional time to review and complete Form 10-QSB. The Registrant will file its Quarterly Report on Form 10-QSB as soon as possible, and in any event no later than the fifth calendar day following the prescribed due date for such report.

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Part IV - Other Information
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     (1) Name and telephone number of person to contact in regard to this notification:

            William B. Barnett        (818)               789-2688
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                (Name)             (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed?
     If answer is no, identify report(s).
                                                  [X] Yes  [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                  [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                                                        (Not applicable)

                   TREASURY INTERNATIONAL INC.
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           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 15, 2003

                              TREASURY INTERNATIONAL INC.


                              By:  /s/ Dale Doner
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                               Name: Dale Doner
                              Title: Chief Executive Officer, President
                                     and Director

                            ATTENTION
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        Intentional misstatements or omissions of fact constitute
             Federal Criminal Violations (See 18 U.S.C. 1001).
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